Exhibit 99.1

Republic Bancorp, Inc. Declares Common Stock Dividends

LOUISVILLE, Ky.--(BUSINESS WIRE)--July 19, 2023--Republic Bancorp, Inc. (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company, declared a cash dividend of $0.374 per share on Class A Common Stock and $0.34 per share on Class B Common Stock, payable October 20, 2023, to shareholders of record as of September 15, 2023.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 46 banking centers in communities in four metropolitan statistical areas (“MSAs”) across five states: 22 banking centers located in the Louisville MSA in Louisville, Prospect, Shelbyville, and Shepherdsville in Kentucky, and Floyds Knobs, Jeffersonville, and New Albany in Indiana; six centers in the Lexington MSA in Georgetown and Lexington in Kentucky; eight banking centers in the Cincinnati MSA in Kenwood, Norwood and West Chester in Ohio, and Bellevue, Covington, Crestview Hills, and Florence in Kentucky; seven centers in the Tampa MSA in Largo, New Port Richey, St. Petersburg, Seminole, Tampa, and Temple Terrace in Florida; and three banking centers in the Nashville MSA in Cool Springs, Green Hills, and Spring Hill, Tennessee. In addition, the Bank has one loan production office in St. Louis, Missouri. The Bank offers internet banking at www.republicbank.com. As of June 30, 2023, the Company had approximately $6.4 billion in assets and is headquartered in Louisville, Kentucky. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. It’s just easier here. ®

Contacts

Steve Trager
Executive Chair
502-584-3600